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Exhibit 10.12

CONSULTING AGREEMENT

    This CONSULTING AGREEMENT (this "Agreement") is made as of August 1, 2000, by and between WESTERN POWER & EQUIPMENT CORP., an Oregon corporation (the "Company"), and Robert M. Rubin, an individual residing at ("Consultant").

RECITALS

    Consultant is party to a Consulting Agreement dated August 1, 1998 (the "Old Consulting Agreement") with Western Power & Equipment Corp. The Old consulting Agreement expires by its terms on July 31, 2000. The Company desires to retain Consultant as a consultant, and Consultant wishes to serve as a consultant to the Company, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

    The parties, intending to be legally bound, agree as follows:

    1.  DEFINITIONS.

  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

  "Agreement" shall have the meaning set forth in the preamble.

  "Board of Directors" shall mean the board of directors, or similar governing body, of the Company.

  "Bonus Compensation" shall have the meaning set forth in Section 3.2.

  "Company" shall have the meaning set forth in the first paragraph of this Agreement.

  "Consultant" shall have the meaning set forth in the first paragraph of this Agreement.

  "Consulting Payment" shall have the meaning set forth in Section 3.1(a).

  "Disability" shall have the meaning set forth in Section 4.2.

  "Effective Date" shall mean the date first above written.

  "For Cause" shall have the meaning set forth in Section 4.3.

  "Good Reason" shall have the meaning set forth in Section 4.3.

  "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or governmental body.

  "Term" shall have the meaning set forth in Section 2.2.

    2.  CONSULTING TERMS AND DUTIES.

      2.1  Consulting Services.  The Company hereby retains Consultant, and Consultant hereby agrees to provide consulting services to the Company, upon the terms and subject to the conditions set forth in this Agreement.

      2.2  Term.  The term of this Agreement shall begin on the Effective Date and shall, unless earlier terminated in accordance with the provisions of Section 4, end on the seventh anniversary of the Effective Date (the "Term").

      2.3  Duties.  Consultant shall assist the Company in acquiring other companies, raising capital and securing financing, and shall report to, and perform such duties as are requested by, the Chief Executive Officer of the Company.

    3.  COMPENSATION.

      3.1  Basic Compensation.

            (a)  Consulting Payment.  Consultant shall be paid an annual consulting payment of $200,000 through July 31, 2001, and on each August 1 thereafter during the term, Consultant's consulting payment shall be increased by three percent (3%) (the "Consulting Payment"). The Consulting Payment shall be payable in equal periodic installments, but no less frequently than monthly.

            (b)  Expenses.  The Company shall pay on behalf of Consultant (or reimburse Consultant for) reasonable expenses incurred by Consultant at the request of, or on behalf of, the Company in the performance of Consultant's duties pursuant to this Agreement, and in accordance with the Company's policies. Consultant shall file expense reports with respect to such expenses in accordance with the Company's policies. Consultant shall submit written requests for such reimbursement together with supporting documents in reasonable detail.

      3.2  Bonus Compensation.  As additional compensation for the services to be rendered by Consultant pursuant to this Agreement, the Company shall pay Consultant within three months of the end of each fiscal year during the Term an annual performance bonus (the "Bonus Compensation") equal to 1.5% of EBITDA. For purposes of this Agreement (other than Section 5.4), EBITDA shall mean, with respect to any fiscal year during the Term, consolidated earnings of the Company and its subsidiaries before interest, taxes, depreciation, amortization and after deduction of all operating expenses and incentive compensation, all as calculated in accordance with generally accepted accounting principles consistently applied, and as reflected in the Company's most recently available audited consolidated financial statements for such fiscal year.

    4.  TERMINATION.

      4.1  Events of Termination.  The Term, Consultant's Consulting Payment and Bonus Compensation and any and all other rights of Consultant under this Agreement or otherwise as a consultant to the Company shall terminate (except as otherwise provided in this Section 4):

        (a) upon the death of Consultant;

        (b) upon the Disability of Consultant (as defined in Section 4.2), immediately upon notice from either party to the other;

        (c) immediately upon notice from the Company to Consultant that the Company is terminating Consultant's consulting services For Cause (as defined in Section 4.3), or at such later time as such notice may specify; or

        (d) immediately upon notice from Consultant to Company that Consultant is terminating Consultant's contract with company due to a Change in Control or Ownership of Company (as defined in Section 5.3), or at such later time as such notice may specify.

      4.2  Definition of "Disability".  For purposes of Sections 4.1 and 4.4, Consultant shall be deemed to have a "Disability" if, for physical or mental reasons, Consultant is unable to perform Consultant's duties under this Agreement for 90 consecutive days, or 120 days during any twelve month period, as determined in accordance with this Section 4.2. The Disability of Consultant shall be determined by the Board of Directors in consultation with a medical doctor selected by it. Consultant shall submit to a reasonable number of examinations by the medical doctor making the determination of Disability under this Section 4.2, and Consultant hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If Consultant is not legally competent, Consultant's legal guardian or duly authorized attorney-in-fact shall act in Consultant's stead under this Section 4.2 for the purposes of submitting Consultant to the examinations, and providing the authorization of disclosure, required under this Section 4.2.

      4.3  Definitions of "For Cause"; "Good Reason"; "Change of Control of Ownership".

        (a) For purposes of this Agreement, the phrase "For Cause" means: (a) Consultant's willful and repeated failure to substantially perform his duties hereunder or to adhere to any written Company policy if Consultant has been given 20 days' prior written notice of such failure and does not cure such failure by the end of such 20-day period; (b) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (c) Consultant's breach of any of the covenants contained in Section 5 or 6; (d) the misappropriation (or attempted misappropriation) of any of the Company's funds or property; (e) Consultant's willful engagement in gross misconduct injurious to the Company, or (f) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony.

        (b) For purposes of this Agreement, the phrase "Good Reason" shall mean (i) the failure of the Company to perform or observe any of the material terms or provisions of this Agreement, and the continued failure of the Company to cure such default within twenty (20) days after written notice of such default given to the Company by Consultant, (ii) the assignment of duties inconsistent with Consultant's position, duties, responsibilities and status with the Company without Consultant's consent, and the failure of the Company to rescind such assignment within twenty (20) days after written notice of Consultant's objection to such, which notice shall with respect to the assignment of duties describe specifically the nature of such inconsistency or (iii) the decrease by the Board of Directors of Consultant's Consulting Payment by more than ten percent (10%).

        (c) For purposes of this Agreement, the phrase "Change of Control or Ownership" shall mean a change in control or ownership of more than 25% of the outstanding stock of Company or Company's parent corporation.

      4.4  Termination Pay.  Effective upon the termination of Consultant under this Agreement, the Company shall be obligated to pay Consultant (or, in the event of his death, his designated beneficiary) only such compensation as is provided in this Section 4.4, and in lieu of all other amounts and in settlement and complete release of all claims Consultant may have against the Company relating to his provision of consulting services to the Company.

        (a) Termination by the Company other than For Cause or by Consultant with Good Reason. If the Company terminates this Agreement (other than For Cause or by reason of Consultant's Disability or death) or Consultant terminates this Agreement with Good Reason, the Company shall pay Consultant the Consulting Payment through the end of the Term, at the times such payments would otherwise have been made, and shall pay Consultant on the date of such termination the Bonus Compensation for the full fiscal year during which such termination occurs calculated by annualizing EBITDA for the period of the fiscal year elapsed prior to the date of termination, determined in good faith by the Board of Directors based upon the Company's books of account. In addition, the Company shall continue to provide medical coverage to Consultant until the earlier of (x) the end of the Term and (y) the date Consultant begins employment with or consulting for a subsequent company which provides medical coverage; provided that this obligation may be fulfilled by the Company's payment of the premiums for "continuation coverage" under the Consolidated Omnibus Budget Reconciliation Act of 1985. For purposes of this Section 4.4, EBITDA shall mean consolidated earnings of the Company and its subsidiaries before interest, taxes, depreciation, amortization and after deduction of all operating expenses and incentive compensation, all as calculated in accordance with generally accepted accounting principles consistently applied.

        (b) Termination by the Company For Cause or by Consultant without Good Reason. If the Company terminates this Agreement For Cause, or if Consultant terminates his consulting services without Good Reason, Consultant shall be entitled to receive his Consulting Payment only through the date such termination is effective, and shall not be entitled to any Bonus Compensation for the fiscal year during which such termination occurs or any subsequent fiscal year.

        (c) Termination by Consultant Due to Change in Control or Ownership. If Consultant terminates this Agreement due to a Change in Control or Ownership, Company shall pay Consultant on the date of such termination the Compensation through the end of the Term, and shall pay Consultant on the date of such termination Bonus Compensation for the full Term calculated by annualizing EBITDA for the period of the fiscal year elapsed prior to the date of termination, determined in good faith by the Board of Directors based upon the Company's books of account and multiplying such annualized EBITDA amount by the number years left in the Term as of the date of termination. In addition, Company shall continue to provide medical coverage to Consultant until the earlier of (x) the end of the Term and (y) the date Consultant begins employment with a subsequent employer; provided that this obligation may be fulfilled by Employer's payment of the premiums for "continuation coverage" under the Consolidated Omnibus Budget Reconciliation Act of 1985. For purposes of this Section 5.4, EBITDA shall mean consolidated earnings of Employer and its subsidiaries before interest, taxes, depreciation, amortization and after deduction of all operating expenses and incentive compensation, all as calculated in accordance with generally accepted accounting principles consistently applied.

        (d) Termination upon Death or Disability. If this Agreement is terminated by either party as a result of Consultant's Death or Consultant's Disability, as determined under Section 4.2, Consultant (or, in the event of his death, his designated beneficiary) shall be entitled to receive (i) his Consulting Payment for one year after such termination, at the times such payments would otherwise have been made, and (ii) on the date of such termination, the Bonus Compensation for the full fiscal year during which such termination occurs, calculated by annualizing EBITDA for the period of the fiscal year elapsed prior to the date of termination, determined in good faith by the Board of Directors based upon the Company's books of account.

    5.  NON-DISCLOSURE COVENANT.

      5.1 During the Term and thereafter, Consultant shall keep secret and retain in strictest confidence all confidential matters of the Company including the Company's know-how, trade secrets, client and supplier lists, details of client, supplier, subcontractor, and consultant contracts, pricing policies, operational methods, marketing plans and strategies, product development plans, acquisition or bidding techniques and plans, technical processes, inventions and research project, business acquisition plans, personnel acquisition plans, and other similar information unless (i) such information is generally available to the public without restriction; (ii) Consultant is requested by the Board of Directors or a committee thereof to disclose such confidential information; (iii) such information is being provided to a customer, vendor, or consultant of the Company in the ordinary course of business; or (iv) Consultant is compelled to disclose such confidential information by order, inquiry, or request by a court of law, governmental agency, or other source of authority and prompt notice of such order is given to the Company which may challenge such order.

      5.2 All lists, records, and other non-personal documents or papers (including all copies thereof), including such items stored in computer memories, on microfiche, or any other media made or compiled by or on behalf of Consultant or made available to Consultant relating to the Company are and shall be the property of the Company and shall be delivered to the Company upon termination of this agreement. All inventions, including any procedures, formulas, methods, processes, uses, apparatuses, patters, designs, drawings, devises, or configurations of any kind, and all improvements to them which are developed, discovered, made, or produced, trade secrets or information used by any or all of the Company shall be the exclusive property of the Company and shall be delivered to the Company upon termination of this Agreement.

    6.  NON-COMPETITION AND NON-INTERFERENCE.

      6.1 Until the latest to occur of (i) termination of Consultant; (ii) one year following the date of termination of this Agreement and; (iii) such period as Consultant shall continue to receive the Consulting Payment under this agreement—Consultant shall not, directly or indirectly, whether individually or as an employee, stockholder, partner, joint venturer, agent or other representative of any other person, firm, corporation, or other business entity engage in any business which is competitive with the business of the Company. As used herein, the term "business which is competitive with the businesses of the Company" shall only mean any person, firm, corporation, or other business entity doing business in the territories serviced by the Company under its dealership agreements with its suppliers if 10% or more of the net revenues of such business are derived from the sale, rental, parts, servicing, or other distribution of small, medium, or heavy construction equipment of the nature then being sold by the Company including, without limitation, any such equipment manufactured by Case Corporation or any other corporation manufacturing equipment in competition with the equipment then manufactured by Case Corporation.

      6.2 If Consultant is terminated for any reason other than with Good Reason, Consultant shall not, directly or indirectly, solicit any employee or consultant of the Company, or encourage any such employee or consultant to leave employment with the Company.

    7.  GENERAL PROVISIONS.

      7.1  Binding Effect; Delegation of Duties Prohibited.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives. The duties and covenants of Consultant under this Agreement, being personal, may not be delegated. This Agreement shall become effective on the Effective Date provided it has been executed by both parties.

      7.2  Notices.  All notices, consents, waivers and other communications under this Agreement shall be made in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt) or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

      If to the Company:

Western Power & Equipment Corp. 4601 N.E. 77th Avenue Vancouver, WA 98662 Attention: Board of Directors Telecopy: (360) 892-7927
with a copy to:
Kaye, Scholer, Fierman, Hays & Handler, LLP 425 Park Avenue New York, NY 10022 Attention: Rory A. Greiss Telecopy: (212) 836-8689
If to Consultant:
To the address set forth in the Preamble.

      7.3  Entire Agreement; Amendments.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof, including without limitation, the Old Consulting Agreement, which is hereby terminated. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

      7.4  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without regard to conflicts of laws principles.

      7.5  Jurisdiction.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Washington, County of Clark or, if it has or can acquire jurisdiction, in the United States District Court for the Western district of Washington, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding, and waives any objection to venue laid therein.

      7.6  Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      7.7  Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

      7.8  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

    IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

WESTERN POWER & EQUIPMENT CORP.
By:
	Name: Title:	Robert M. Rubin

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  Exhibit 10.12
CONSULTING AGREEMENT
RECITALS
AGREEMENT